Exhibit 99.1
NeueHealth Receives NYSE Non-Compliance Letter
Regarding Market Capitalization Requirements

DORAL, Fla. – June 18, 2024 - NeueHealth, Inc. (“NeueHealth” or the “Company”) (NYSE: NEUE), the value-driven healthcare company, today announced that on June 12, 2024, the Company received a written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company no longer satisfies the continued listing standards set forth under Section 802.01B of the NYSE’s Listed Company Manual. The notice cited that the Company’s average market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, the Company’s last reported stockholders’ equity was less than $50 million. As of June 11, 2024, the 30 trading-day average market capitalization was approximately $49.7 million, and the company reported a stockholders’ deficit. The Company’s preferred stock, which had a value of $920.4 million as of March 31, 2024, is excluded from the average market capitalization as calculated by the NYSE. This notice does not impact the Company’s business operations.

According to NYSE procedures, the Company has 45 days from the date the Notice was received to submit a business plan advising the NYSE of the definitive action(s) the Company has taken, or is taking, to bring it into compliance within 18 months of receipt of the Notice. Within 45 days of its receipt, the NYSE will review the plan and determine whether the Company has made a reasonable demonstration to conform to the compliance requirements within the 18-month period.

Pending NYSE acceptance of the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18-month period. Continued listing is also subject to the Company’s compliance with other applicable NYSE requirements and to periodic NYSE review of the Company’s progress toward achieving the previously submitted plan.

In the interim, the Company’s common stock will continue to trade on the NYSE under the symbol “NEUE” with the designation of “.BC” to indicate the status of the shares as “below criteria,” but is otherwise not immediately impacted by the Notice.

The Notice also does not affect Securities and Exchange Commission reporting obligations by the Company, nor does it conflict with or prompt default under any of the Company’s material debt or other agreements.

About NeueHealth

NeueHealth is a value-driven healthcare company grounded in the belief that all health consumers are entitled to high-quality, coordinated care. By uniquely aligning the interests of health consumers, providers, and payors, NeueHealth helps to make healthcare accessible and affordable to all populations across the ACA Marketplace, Medicare, and Medicaid. NeueHealth delivers high-quality clinical care to over 460,000 health consumers through owned clinics and unique partnerships with over 3,000 affiliated providers. We also enable independent providers and medical groups to thrive in performance-based arrangements through a suite of technology and services scaled centrally and deployed locally. We believe our value-driven, consumer-centric care model can transform the healthcare experience and maximize value across the healthcare system. For more information, visit: www.neuehealth.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “outlook,” “ensure,” and other similar expressions. These forward-looking statements include any statements regarding our plans, expectations and financial guidance. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: our ability to continue as a going concern; our ability to comply with the terms of our credit facility or any credit facility into which we enter in the future; our ability to receive the remaining proceeds from the sale of our Medicare Advantage business in California in a timely manner; our ability to obtain any short or long term debt or equity financing needed to operate our business; our ability to quickly and efficiently complete the wind down of our remaining IFP and MA businesses, including by satisfying liabilities of those businesses when due and payable; potential disruptions to our business due to corporate restructuring and any resulting headcount reduction; our ability to accurately estimate and effectively manage the costs relating to changes in our businesses offerings and models; a delay or inability to withdraw regulated capital from our subsidiaries; a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our and our care partner’s abilities to obtain and accurately assess, code, and report risk adjustment factor scores; our ability to contract with care providers and arrange for the provision of quality care; our ability to obtain claims information timely and accurately; the impact of any pandemic or epidemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage any growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; our ability to comply with requirements to maintain effective internal controls; our ability to adapt to mitigate risks associated with our ACO Reach businesses, including any unanticipated market or regulatory developments; and the other factors set forth under the heading “Risk Factors” in the Company’s reports on Form 10-K, Form 10-Q, and Form 8-K (including all amendments to those reports) and our other filings with the SEC. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

###

Investor Contact:
IR@neuehealth.com

Media Contact:
media@neuehealth.com